Exhibit 10.1

July 9, 2015

[Name]

Street Address Line 1

City, State ZIP

Dear [Name],

As you know, Harte Hanks, Inc. (“Harte Hanks”) is undergoing a period of leadership transition.  We consider your continued service and dedication to Harte Hanks essential to our future success.  To induce your continued employment, Harte Hanks is providing you the opportunity to earn a retention bonus, as described in this letter agreement.

In recognition of your continued service with Harte Hanks through the earlier of (i) June 30, 2016 or (ii) the occurrence of a “change in control” (as defined in your current amended and restated severance agreement with Harte Hanks) (the “Retention Date”), Harte Hanks is offering you a bonus equal to 25% of your then-current base salary, less all applicable withholdings and deductions required by law (the “Retention Bonus”).

If you are eligible to receive the Retention Bonus, it will be paid to you in one lump sum cash payment in the first administratively feasible payroll cycle after the Retention Date. If your employment is terminated (or notice of termination is given) prior to the Retention Date for any reason whatsoever you will forfeit the Retention Bonus and will not be entitled to any payment thereof.

Your employment remains at-will, meaning that either you or Harte Hanks may terminate your employment relationship at any time and for any reason, with or without cause.  You acknowledge and agree that neither Harte Hanks nor any of its affiliates, officers, or agents makes or has made any representation about the tax consequences of any payments or benefits offered to you under this letter.  The amounts and benefits provided pursuant to this letter are intended to comply with the short term deferral exception to Section 409A of the  Internal Revenue Code (the “Code”), set forth in Treas. Reg. § 1.409A-1(b)(4), and shall be interpreted accordingly.

Harte Hanks has the authority to interpret all of the terms of this letter agreement and the Retention Bonus.  Determinations and interpretations by Harte Hanks in this respect will be final and conclusive.  This letter agreement contains all of the understandings and representations between Harte Hanks and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any Retention Bonus.  This letter agreement may not be amended or modified unless in writing signed by both Harte Hanks and you.  This letter agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles and applicable federal law.

Kind regards,

GivenName Lastname	AGREED AND ACCEPTED:
Title	[Name]
Date:

Harte Hanks	www.hartehanks.com
9601 McAllister Freeway, Suite 610, San Antonio, Texas 78216
Office 210-829-9135 Fax 210-829-9139